Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hamilton Bank

Towson, Maryland

We consent to the use in the Pre-Effective Amendment No. 1to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission and in the Amendment No. 1 to the Form AC Application for Conversion filed with the Office of the Comptroller of the Currency of our report dated June 13, 2012 on the balance sheets of Hamilton Bank as of March 31, 2012 and 2011, and the related statements of income, comprehensive income, changes in equity, and cash flows for the years then ended.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus that is part of the Registration Statement and the Application for Conversion.

Baltimore, Maryland

July 25, 2012

101 E. Chesapeake Avenue, Suite 300, Baltimore, Maryland 21286

410-583-6990   FAX 410-583-7061

Website: www.Rowles.com